Exhibit 99.1 65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE:	CONTACT
Danielle M. DiPirro
Corporate Communications Specialist
(301) 944-1877
ddipirro@genvec.com

GENVEC REPORTS FOURTH QUARTER AND
2008 YEAR-END FINANCIAL RESULTS

GAITHERSBURG, MD - March 12, 2009 - Today GenVec, Inc. (Nasdaq:GNVC) announced financial results for the fourth quarter and year ended December 31, 2008.  For the year ended December 31, 2008, the Company reported a net loss of $26.1 million, or $0. 31 per share, compared with a net loss of $18.7 million, or $0.25 per share for the year ended December 31, 2007. GenVec ended the year with $17.4 million in cash and total investments.

“2008 was a year of significant progress for GenVec. Key achievements that took place in 2008 relate primarily to our PACT trial and include the announcement of encouraging interim data from the trial and substantial patient enrollment in this pivotal study. In addition, we made continued progress in our vaccine programs in 2008. Developments at GenVec over the past twelve months support GenVec’s business plan, and we look forward to continued progress in 2009,” stated Paul H. Fischer, Ph.D., GenVec’s President and CEO.

2008 and Recent Corporate Highlights

TNFERADE™

•
We announced encouraging top-line results of an interim analysis from our Phase III Pancreatic Cancer Clinical Trial (PACT). An independent Data Safety Monitoring Board reviewed the interim analysis data and recommended the trial continue as planned.

•	We were granted Fast Track product designation by the U.S. Food and Drug Administration (FDA) for its proposed use in the treatment of locally advanced pancreatic cancer.

•
We presented long-term survival data from our Phase II clinical trial using TNFerade in patients with esophageal cancer at the American Society of Gene Therapy (ASGT) 11th Annual Meeting. Following treatment with TNFerade and chemoradiation, the median overall survival of patients in this study was 48.4 months. This compares favorably to a literature review of comparable studies showing median survival ranging from 9.7 to 18.6 months.

•
We announced encouraging data from the Phase I clinical trial of TNFerade in patients with head and neck cancer at the annual meeting of the American Society of Clinical Oncology (ASCO). It was reported that 9 of 10 evaluable patients in the trial achieved an objective response to treatment. Of these patients, 4 achieved complete clinical response by RECIST criteria.

•
We presented preclinical data illustrating the activity of GenVec’s TNFerade when used in combination with gemcitabine in preclinical models of pancreatic cancer at the Annual Meeting of the American Association of Cancer Research (AACR). Results of the research show that a combination of TNFerade and standard chemotherapy results in superior anti-tumor activity compared to chemotherapy alone.

VACCINE PROGRAMS

•
The U.S. Department of Homeland Security (DHS) executed the second option period under our agreement to support the development of vaccines for the prevention of foot-and-mouth disease (FMD). GenVec will receive up to $6.6 million to complete development activities under the option period.

•
The National Institute of Allergy and Infectious Disease (NIAID), part of the National Institutes of Health (NIH), executed its second option period (year three) under a previously announced, five-year contract with GenVec valued at up to $52 million for the production of HIV vaccines. GenVec will receive up to $3.8 million for the third year of activities under the contract.

•
The NIAID exercised its seventh option period (year eight) under its multi-year collaboration with GenVec to develop and manufacture novel adenovector-based HIV vaccines. This option provided the Company with up to $2.1 million to support continued development of next-generation vaccines for HIV.

•
We announced encouraging clinical and preclinical data from our malaria vaccine program at the Keystone Symposium—Malaria: Immunology, Pathogenesis, and Vaccine Perspectives. Data from the second cohort of volunteers in a Phase I/IIa clinical trial sponsored by the NMRC and the U.S. Military Malaria Vaccine Program showed a malaria vaccine candidate induced strong T-cell responses against the target antigens in all volunteers.

•	We received a Small Business Innovation and Research (SBIR) grant from the NIAID of the National Institutes of Health (NIH) to support the Company’s malaria vaccine program.

•	We received a SBIR grant from the NIAID to support the Company’s efforts to develop novel adenovector-based vaccines for HSV-2.

•	We received a SBIR grant from the NIAID to support the Company’s efforts to develop vaccines for the prevention of respiratory syncytial virus (RSV).

OTHER PROGRAMS

•	We received a grant from the National Eye Institute of the NIH, to explore mechanisms regulating pigment epithelium-derived factor (PEDF), a key regulator of blood vessel growth in the eye.

2008 Financial Results

Revenues for 2008 were $15.1 million, up 8 percent from $14.0 million in 2007 primarily due to increased revenue associated with our agreement with the Department of Homeland Security (DHS) of $3.4 million.  The higher revenue under the DHS agreement is a result of increased work scope and effort in 2008 as a result of the exercise of the first and second renewal options under the agreement as compared to the 2007 period.  The increased revenue associated with our DHS agreement has been partially offset by decreased revenue of $2.0 million under our HIV program as compared to the comparable prior year period. This decrease is mostly due to the successful completion of the defined process development, technology transfer, and analytical method transfer activities under our HIV agreements.

Operating expenses for 2008 increased 18 percent to $41.8 million from $35.4 million in 2007.  Research and development expenses increased 30 percent to $33.8 million in 2008 from $26.0 million in 2007. The increase is primarily due to higher costs related to the development of TNFerade including manufacturing and materials costs, patient and data management costs, professional service costs related to our TNFerade pancreatic clinical trial, and increased personnel costs, which includes an increase of approximately $307,000 of stock-based compensation expense in 2008 as compared to the prior year. Also contributing to the increased costs, but to a lesser extent, are increased pass-through costs associated with our funded programs, most notably pass-through costs associated with our FMD program. General and administrative expenses decreased 15 percent to $8.0 million in 2008 from $9.3 million in 2007. General and administrative expenses were lower in 2008 primarily due to lower personnel costs, recruiting costs, and depreciation expense, partially offset by higher professional service costs. Administrative personnel costs includes severance expenses of approximately $76,000 for former employees, a decrease of approximately $273,000 as compared to 2007, and an increase of approximately $21,000 of stock-based compensation expense in 2008 as compared to the prior year.

Fourth Quarter 2008 Results

For the fourth quarter ended December 31, 2008, GenVec reported a net loss of $6.4 million, or $0.07 per share, compared with a net loss of $4.4 million, or $0.06 per share, for the comparable prior year period.  The Company reported revenues of $3.3 million in the fourth quarter of 2008 compared to $3.7 million for the same period in 2007.  This decrease was primarily due to reduced efforts under our HIV vaccine development program and our malaria vaccine program, offset by revenue earned under our contract signed with the DHS due to manufacturing efforts associated with the second option under the agreement. Research and development expenses increased 21% in 2008 from $6.8 million in the fourth quarter of 2007 to $8.2 million in the fourth quarter of 2008 due mainly to expanded TNFerade clinical trial and manufacturing efforts. General and administrative expenses in the fourth quarter of 2008 decreased 36 percent to $1.5 million from $2.4 million in the comparable period in 2007 primarily due to lower professional fees and personnel costs.

2009 Guidance

“We anticipate that our cash burn for 2009 will be between $9 million and $11 million. It is likely that revenues from grants and collaborations will be between $18.0 million and $20.0 million in 2009,” commented Douglas J. Swirsky, GenVec’s Senior Vice President and Chief Financial Officer.

Conference Call and Webcast

GenVec will host its quarterly conference call tomorrow, March 13, 2009 at 10:00 a.m. EST. To listen to the live conference call, please dial 888.679.8035 (U.S. or Canada) or 617.213.4848 (international) and use access code 10745473. Participants may pre-register for the call anytime at:
https://www.theconferencingservice.com/prereg/key.process?key=P7MYUJTK7. Pre-registrants will be issued a PIN number to use when dialing into the live call, which will provide quick access to the conference. An audio replay of the conference call will be available starting at 12:00 p.m. on March 13, 2009 through March 20, 2009. To listen to the audio replay, dial 888.286.8010 (U.S. or Canada) or 617.801.6888 (international) and use access code 59666335.

A live webcast of the conference call will be available on the Company’s website will be archived for 30 days. To access the webcast or the replay, go to www.genvec.com, click on “Investor Relations,” and click on “Webcasts and Data.”

About GenVec
GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec’s lead product, TNFerade™, is currently in a pivotal clinical study (PACT) in locally advanced pancreatic cancer. TNFerade has also been and is currently being evaluated for its potential use in the treatment of several other cancers, including esophageal cancer, rectal cancer, and head and neck cancer. GenVec also uses its proprietary adenovector technology to develop vaccines for infectious diseases including HIV, malaria, foot-and-mouth disease, respiratory syncytial virus (RSV), and HSV-2. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to certain of our product candidates being in early stages of development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

(Tables to follow)

GenVec, Inc.
Condensed Statements of Operations

(in thousands, except per share data)
	Quarter Ended		Year Ended
	12/31/08	12/31/07	12/31/08	12/31/07
	(unaudited)
Revenue	$3,324	$3,658	$15,121	$14,047
Operating expenses:
Research and development	8,236	6,806	33,830	26,030
General and administrative	1,538	2,403	7,968	9,349
(Gain)/loss on disposal of assets	(3)	--	(3)	5
Total operating expenses	9,771	9,209	41,795	35,384
Operating loss	(6,447)	(5,551)	(26,674)	(21,337)
Interest income	95	335	695	1,520
Interest expense	144	278	122	262
Other	(206)	503	(206)	847
Net loss	(6,414)	(4,435)	$(26,063)	$(18,708)
Basic and diluted net loss per share	$(0.07)	$(0.06)	$(0. 31)	$(0.25)
Shares used in computation of basic and diluted net loss per share	88,423	75,618	82,779	74,132

GenVec, Inc. Selected Balance Sheet Information
(in thousands)
	As of December 31,
	2008	2007
Cash and investments	$17,357	$23,660
Working capital	11,728	17,478
Total assets	22,767	28,348
Stockholders’ equity	13,091	18,110

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